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                                                                   EXHIBIT 10.33

             SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS AND
                              CONSULTING AGREEMENT

                This Separation Agreement, General Release of All Claims and Consulting Agreement is made and entered into this 17th day of October, 2001, by and between INFORMAX, INC. (hereinafter "InforMax") and ALEXANDER TITOMIROV, PH.D. (hereinafter "Dr. Titomirov").

                WHEREAS Dr. Titomirov has an employment relationship with InforMax as its Chief Executive Officer,

                WHEREAS Dr. Titomirov and InforMax have agreed that Dr. Titomirov will terminate his employment relationship and resign his position with InforMax as its Chief Executive Officer, but will continue to provide services to InforMax as a part-time consultant as stated in this Separation Agreement, General Release of All Claims and Consulting Agreement,

                WHEREAS InforMax and Dr. Titomirov agree that Dr. Titomirov is currently a member of the Board of Directors ("Board") and is the Chairman of the Board, and that this Agreement shall not in any way affect those positions, and

                WHEREAS InforMax and Dr. Titomirov have agreed to conclude all potential disputes between them, to provide for an orderly termination of the employment relationship, and to provide terms and conditions for his role as a consultant to InforMax on the basis of the terms and conditions set forth in this Separation Agreement, General Release of All Claims and Consulting Agreement.

                NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Separation Agreement, General Release of All Claims and Consulting Agreement (hereinafter the "Agreement"), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                1. Termination. Dr. Titomirov shall resign his employment with InforMax on the date that InforMax's new Chief Executive Officer begins employment ("Effective Date of Termination"). Unless the parties agree otherwise, Dr. Titomirov's resignation shall be announced on October ____, 2001. If InforMax chooses to make an internal announcement to its employees, it shall be substantially the same as Attachment A. The announcement is attached as Attachment A to this Agreement. Between the date of this Agreement and the Effective Date of Termination, Dr. Titomirov shall follow the instructions of the Board's Executive Committee or its designee concerning the services he will perform for InforMax and the place and manner of his performance. Dr. Titomirov's base salary as of the date of this Agreement shall continue in full through the Effective Date of Termination. Dr. Titomirov will be eligible for a discretionary bonus for his

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performance in 2001, and such bonus, if any, will be granted solely at the discretion of the Board of Directors (the "Board") in accordance with InforMax's standard bonus policies and procedures. He will not be eligible for any form of bonus in 2002 or thereafter. Dr. Titomirov's benefits shall continue in full until the Effective Date of Termination, and thereafter shall terminate in accordance with the terms of the respective benefits plans or individual policies and InforMax's standard policies and procedures, except that Dr. Titomirov may elect to continue the health insurance coverage that he had maintained as an employee pursuant to the Consolidated Omnibus Budget Reconciliation Act as amended ("COBRA"). InforMax shall pay for Dr. Titomirov's health insurance coverage in the event he elects to continue such coverage pursuant to COBRA. InforMax shall reimburse Dr. Titomirov for appropriate and reasonable expense vouchers and receipts incurred on or before his Effective Date of Termination, if any, in accordance with InforMax's applicable policy and procedure as it has been applied to Dr. Titomirov. Upon his Effective Date of Termination, Dr. Titomirov shall not be entitled to the receipt of any payments or benefits from InforMax other than those expressly provided for in this Agreement.

                2.      Mutual Release.

                (a) Dr. Titomirov, his attorneys, heirs, executors, administrators, successors, and assigns do fully release and discharge InforMax, its parent, subsidiary and affiliate corporations, and related companies, as well as all predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, executors, attorneys, and administrators (hereinafter "InforMax, et al."), from all grievances, suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, occurring before the date of this Agreement, which he has or may have against InforMax, et al., for any reason whatsoever, whether in law or in equity, under Federal, state or other law, whether the same be upon statutory, tort, contract or other basis, including, but not limited to, all charges, complaints, and claims arising out of any event, transaction, or matter that occurred before the date of this Agreement, and specifically including any and all claims arising out of the Shareholder's Agreement dated September 1, 1990, the First Amendment to the Shareholders' Agreement dated August 17, 1999, the Second Amendment to Shareholders' Agreement dated March 29, 2000 (collectively "Stock Agreements") and the August 14, 2000 letter from Dr. Titomirov to InforMax discussing his commitments to InforMax in connection with an equity investment in InforMax by Amersham Pharmacia Biotech, Inc. (the "August 2000 Letter Agreement"). Dr. Titomirov covenants that neither he, nor any person, organization, or other entity on his behalf, will sue InforMax, et al., or initiate any type of action, judicial, administrative, or otherwise against InforMax, et al., with respect to any event, transaction, or matter that occurred before the date of this Agreement, or with respect to any continuing effects of such events, transactions, or matters, including those arising out any Stock Agreements. It is expressly agreed

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and understood that this release is a GENERAL RELEASE. InforMax agrees and acknowledges that the foregoing release covers only matters relating to InforMax and the released parties' connections to InforMax and does not cover any unrelated business or personal claims.

                This release and discharge specifically includes, but is not limited to, all claims for breach of contract, employment discrimination (including but not limited to, discrimination on the basis of race, sex, religion, national origin, age, marital status, disability or any other protected status), including but not limited to claims under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act ("ADEA"), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, or any similar federal, state or local law, including but not limited to Article 49B of the Maryland Code, claims under the Employee Retirement Income Security Act of 1974, or claims arising out of any alleged restrictions on the right of InforMax, et al., to terminate employees, and/or claims concerning job classification, recruitment, hiring, salary rate, sick pay, holiday pay, vacation pay, severance pay, wages or benefits due, overtime pay, stock and stock options, promotions, transfers, employment status, libel, slander, defamation, promissory estoppel, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Dr. Titomirov or on his behalf in any suit, grievance, charge of discrimination, or claim against InforMax, et al. Dr. Titomirov hereby forever releases InforMax, et al., from any liability or obligation to reinstate or reemploy him in any capacity and waives any right to be hired or placed in any position or to any future employment of any nature with InforMax, et al.

                Dr. Titomirov represents that he has not filed or joined in any claims, charges or complaints against InforMax, et al., and that he is aware of no person entitled to make a claim or file a charge of any kind on or for his behalf relating to or arising out of his employment with InforMax, et al.

                (b) InforMax, for itself, any parent, subsidiary and affiliate corporations, related companies, as well as all of its officers, directors, predecessors, successors, assigns, trustees, and creditors, does fully release and discharge Dr. Titomirov, his attorneys, heirs, executors, administrators, successors, assigns, trustees, and creditors (hereinafter "Dr. Titomirov, et al."), from all grievances, suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which it has or may have against Dr. Titomirov, et al., for any reason whatsoever, whether in law or in equity, under Federal, state or other law, whether the same be upon statutory, tort, contract or other basis, including, but not limited to, all charges, complaints, and claims arising out of any event, transaction, or matter that occurred before the date of this Agreement, and specifically including any and all claims arising out of the Stock Agreements referenced above. InforMax covenants that neither it, nor any person, organization,

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or other entity or representative on its behalf or in its name, will sue Dr.
Titomirov, et al., or initiate any type of action, judicial, administrative, or otherwise against Dr. Titomirov, et al. with respect to any event, transaction, or matter that occurred before the date of this Agreement, or with respect to any continuing effects of such events, transactions, or matters, including those arising out any Stock Agreements. Notwithstanding the above or any other provisions in this Agreement, this Release does not include any acts which are the subject of a suit, cause of action or claim of any nature on behalf of (but not by) InforMax and for which no indemnification exists pursuant to InforMax's ByLaws.

                (c) Nothing in this Agreement waives the parties rights to sue to enforce this Agreement, the Confidential Information Agreement, the 1999 Stock Option Agreement, and/or InforMax's right to enforce the June 22, 1999 Confidentiality Agreement.

                (d) Neither this Agreement nor any other document or written or oral statement prepared or made in connection with this Agreement, nor any discussion of the matters referred to in this Agreement nor any payment under this Agreement, constitutes, or should be deemed to constitute, (i) an admission of law or fact or an admission of any liability or wrongdoing by Dr. Titomirov or InforMax with respect to any claims, unasserted claims, or demands relating to or arising out of or in connection with any matter whatsoever (and Dr. Titomirov and InforMax specifically deny any such liability or wrongdoing) or
(ii) evidence of any matter whatsoever, except for the agreement expressly set forth in this Agreement.

                3. Consulting Period and Services. From the Effective Date of Termination until three (3) years thereafter unless earlier terminated by Dr. Titomirov ("Consulting Period"), Dr. Titomirov shall make himself reasonably available as a consultant to provide assistance to InforMax as directed by the new Chief Executive Officer ("CEO") in the areas of sales, product development, business development and strategic planning or such other areas as InforMax reasonably deems necessary ("Consulting Services"). InforMax will in good faith assign Dr. Titomirov responsibilities appropriate to his background and experience. The parties acknowledge and agree that Dr. Titomirov's fulfillment of his obligations to InforMax hereunder will not require his full business time, but he shall be available up to forty (40) hours per month to perform Consulting Services as may be reasonably assigned by the CEO. InforMax agrees that Dr. Titomirov may decline to perform any services not related to the Company's Business (as defined in the Confidential Information Agreement) without being deemed in breach of this Agreement and that InforMax will nonetheless treat him as being "available to perform services" for purposes of payment under Section 5(a) during any period in which InforMax attempts to assign him projects that do not relate to the Company's Business. He may accept other employment with prior notification to the CEO. InforMax agrees that Dr. Titomirov may designate one month per calendar year

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during which he will not be expected or available to provide any services (as a
"vacation") but for which he will be paid. Dr. Titomirov shall not engage in any employment, including consulting, that is injurious to the reputation of InforMax or any of its subsidiaries and creates a conflict of interest or which violates Dr. Titomirov's covenants pursuant to this Agreement, the Confidential Information, Non-Competition, Non-Solicitation and Intellectual Property Agreement executed by Dr. Titomirov on or about June 22, 1999 ("June 1999 Confidentiality Agreement"), and/or the InforMax Agreement on Ideas, Inventions, Confidential Information and Restrictive Covenants, executed simultaneously with this Agreement and attached hereto as Attachment C ("Confidential Information Agreement"). Dr. Titomirov shall perform his duties and responsibilities under this Agreement to the best of his ability and using his best efforts, in a diligent, timely, professional and workmanlike manner, in accordance with performance standards generally prevailing in the industry. Upon termination of this Agreement and/or expiration of the Consulting Period, Dr. Titomirov agrees that the obligations imposed upon him by Sections 2, 5(d), 10, 11, 13, 14 and 19 hereof shall continue in force and shall survive in accordance with their respective terms, and InforMax agrees that the obligations imposed upon it by Sections 1, 2, 6, 8, 10 and 25 hereof shall continue in full force and still survive in accordance with their respective terms.

                InforMax agrees that Dr. Titomirov is not required to mitigate amounts payable under this Agreement, whether by seeking other employment or otherwise, and further agrees that he is not required to pay over to InforMax any such compensation he receives.

                4. Independent Contractor Status. During the Consulting Period, this Agreement establishes between Dr. Titomirov and InforMax an independent contractor relationship and all the terms and conditions of this Agreement shall be interpreted in light of that relationship. There is no intention to create, by way of this Agreement, an employer-employee relationship between Dr. Titomirov and InforMax. Except where expressly agreed upon in writing by an InforMax officer or director, Dr. Titomirov shall not have, nor shall Dr. Titomirov represent to any person or entity that he has, authority to enter into any agreement or obligation on behalf of or in the name of InforMax (except that this sentence is not intended to change any authority he has by virtue of being a member of the Board). Dr. Titomirov shall have sole control of the manner and means of performing the Consulting Services under this Agreement and shall complete such Services in accordance with his own means and methods of work. Dr. Titomirov has complete discretion to dictate the hours and place where he performs the Consulting Services. The CEO will provide reasonable notice of requested periods of performance. The parties intend that Dr. Titomirov shall be a self-employed individual and that he shall be responsible for the payment of applicable income and self-employment taxes with respect to his compensation under this Agreement. Dr. Titomirov shall not be considered an employee for federal, state or local tax purposes. Dr. Titomirov

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represents that he has and will comply with any federal, state, or local laws regarding business permits, certificates, and licenses required to perform the Consulting Services.

                5.      Fees and Expenses for Consulting Services.

                (a) Fees. InforMax agrees to pay Dr. Titomirov during the term of the Consulting Period Consulting Fees of $30,583.33 per month for each month that Dr. Titomirov performs or is available to perform (whether or not requested to perform) Consulting Services for InforMax. InforMax also agrees to provide Dr. Titomirov continued full use of his Company car through the remainder of its lease term (but in no event beyond the Consulting Period). The Company shall be responsible for the lease payments but Dr. Titomirov will be responsible for all other expenses in connection with the car.

                (b) Expenses. InforMax shall pay or reimburse Dr. Titomirov for all reasonable, ordinary and necessary travel expenses incurred by him in connection with his performance of Consulting Services, provided that all such expenses are approved through a budget to be established in advance by the CEO or Chief Financial Officer in consultation with Dr. Titomirov and are incurred in accordance with InforMax's travel reimbursement policies prevailing at the time, as modified in subsection (d) below. Dr. Titomirov will invoice InforMax monthly for expenses incurred during the previous month, and each such invoice shall be accompanied by receipts and other supporting documentation of expenses incurred as reasonably requested by InforMax or as otherwise required by InforMax's prevailing travel reimbursement policy. During the Consulting Period, Dr. Titomirov may retain and use his current InforMax charge card under the policies that have previously applied to it.

                (c) InforMax shall pay fees and reimbursements that are due under this Agreement within 30 days after receiving an invoice from Dr. Titomirov for such amounts.

                (d) InforMax agrees that Dr. Titomirov may fly First Class for any international travel and any travel within the United States that requires at least five hours of travel time and may fly business class for any shorter travel within the United States.

                (e) Dr. Titomirov hereby accepts exclusive liability for the payment of all federal and state taxes or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by payments to Dr. Titomirov or the employees of Dr. Titomirov for the performance of the Consulting Services. Dr. Titomirov acknowledges and agrees that he shall not be entitled to unemployment insurance benefits. Dr. Titomirov further agrees to

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comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.

                (f) Upon receipt of written confirmation from counsel of legal expenses incurred, InforMax will pay Dr. Titomirov's legal fees in connection with analysis of his current employment and other InforMax relationships and the negotiation of this Agreement up to a maximum of $20,000. InforMax agrees that such payment does not, in any way, cause the counsel to be treated as counsel to InforMax.

                6. Participation in Employee Benefit Plans. After the Effective Date of Termination, nothing in this Agreement shall entitle Dr. Titomirov to participate in or accrue benefits under any plan of InforMax relating to stock options, stock purchases, pension, thrift, profit sharing, employee stock ownership, group life insurance, medical coverage, disability insurance, education, or other retirement or employee benefits, except that Dr. Titomirov may elect to continue his health insurance coverage pursuant to COBRA as stated in Section 1 and except that he may be entitled to those benefits, if any, for which InforMax Board members are eligible pursuant to any such benefit plans or policies, and except to the extent that his benefits have accrued as of the Effective Date of Termination.

                7. Office and Support Services. During the Consulting Period, InforMax shall reimburse Dr. Titomirov for expenses related to an office and support staff in connection with the Consulting Services up to a maximum of $7000 per month. InforMax shall provide the first pro-rated allowance within five (5) business days of the beginning of the Consulting Period, and afterward shall provide the allowance on or before the fifth day of each month. InforMax agrees that during the Consulting Period Dr. Titomirov may retain the two personal computers (with all software and licenses installed on them to use and upgrade) he was using as of the date of this Agreement, as well as the computer (with all software and licenses installed on it to use and upgrade) in use by his secretary as of the date of this Agreement. After the termination or expiration of the Consulting Period, Dr. Titomirov shall be allowed to keep these three computers with the understanding that the computer hard drives shall be replaced by InforMax at its expense. In addition, Dr. Titomirov may maintain his current e-mail address and account at InforMax, with InforMax's support and maintenance, until the later of the date the Consulting Period or his membership on the Board ends.

                8. Stock and Stock Option Agreements. The parties acknowledge that the Shareholder's Agreement dated September 1, 1990, the First Amendment to the Shareholders' Agreement dated August 17, 1999, and the Second Amendment to Shareholders' Agreement dated March 29, 2000 are being terminated pursuant to a Termination Agreement to be entered by the parties and other shareholders on or around the date that this Agreement is fully executed. InforMax waives any rights to enforce these Shareholder's agreements (other than such Termination

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Agreement) against Dr. Titomirov.

                The parties acknowledge that the August 2000 Letter Agreement shall be and is hereby terminated as of the date that this Agreement is fully executed.

                The parties acknowledge and agree that, notwithstanding any other provisions of this Agreement, other than as stated in the general release herein in Section 2, this Agreement shall not in any way revise or affect the InforMax, Inc. Stock Option Agreement between InforMax and Dr. Titomirov dated March 19, 1999. InforMax represents to Dr. Titomirov that the March 19, 1999 Stock Option Agreement was validly authorized and granted, that it remains outstanding and enforceable according to its terms (but applies to voting rather than non-voting, common stock) and that it is fully vested. InforMax agrees that it will maintain the effectiveness of the Form S-8 registration with respect to the 1999 Option until such time as Dr. Titomirov has either disposed of all shares acquired pursuant to exercise of the 1999 Option or waived this condition in writing so long as InforMax is eligible to continue to use Form S-8 and Form S-8 is the appropriate form for registration of the shares underlying that option.

                Dr. Titomirov agrees to comply with the timing restrictions of InforMax's insider trading policy to the same extent as it applies to all directors of the Company, and InforMax waives the application of such policy to Dr. Titomirov after he ceases to be a member of the Board. InforMax agrees that Dr. Titomirov may create one or more plans of disposition under Rule 10b5-1, if and when he decides to do so, even though not addressed in the insider trading policy, so long as each is consistent with the securities laws.

                9. Standstill. Dr. Titomirov agrees that while he continues in employment as CEO and afterward during the Consulting Period, neither he nor his affiliates, as defined in Rule 12b-2 under the Exchange Act, will (and he and they will not assist or encourage others to), directly or indirectly, unless specifically requested to do so in advance or consented thereto by the InforMax Board of Directors or except in connection with his performance as a member of the Board of Directors of InforMax:

                (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any equity securities issued by InforMax, or any rights or options to acquire such ownership (including from a third party); or

                (b) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined under Regulation 14A of the Exchange
Act) to vote or seek to advise or influence in any matter whatsoever any person or entity with respect to the voting of any securities of InforMax; or

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                (c)     form, join in or in any way participate in a "group"
(within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of InforMax; or

                (d) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities of InforMax; or

                (e) otherwise act, whether alone or in concert with others, to seek to propose to InforMax or any of its stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with InforMax or otherwise seek or propose to influence or control InforMax's management or policies; or

                (f) enter into any discussions, negotiations, arrangements or understandings with or advise, assist or encourage any third party with respect to any of the foregoing.

                Notwithstanding the foregoing, Dr. Titomirov shall be permitted to exercise any options or warrants currently held by him or which may subsequently be granted by the Board of Directors of InforMax and, at any time as the number of outstanding voting securities of InforMax shall be greater than the number outstanding on the date of this Agreement, to acquire voting securities of InforMax or instruments convertible or exchangeable therefor, in an amount that would cause Dr. Titomirov's beneficial ownership of voting securities of InforMax to equal at least the percentage of InforMax voting securities beneficially owned by Dr. Titomirov immediately following the date of this Agreement (treating the shares covered by the 1999 Option as beneficially owned as of such date).

                10. Dr. Titomirov's Continuing Obligations to InforMax. Notwithstanding any provision in this Agreement, but subject to Section 17 hereof, Dr. Titomirov continues to owe InforMax those obligations set forth in the June 1999 Confidentiality Agreement, and the Confidential Information Agreement executed simultaneously with this Agreement and attached hereto as Attachment C. These obligations continue beyond the termination of Dr. Titomirov's employment as stated in each of the applicable agreements, and at least in the case of the Confidential Information Agreement, the obligations continue beyond the expiration or termination of the Consulting Period, and Dr. Titomirov shall remain bound by them.

                11. Agreement on Ideas, Inventions, Confidential Information and Restrictive Covenants. Dr. Titomirov agrees, simultaneously with the execution of this Agreement, to execute the InforMax Agreement on Ideas, Inventions,

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Confidential Information and Restrictive Covenants, attached hereto as
Attachment C ("Confidential Information Agreement"). Dr. Titomirov acknowledges and agrees that he and any person retained by him for the purposes of performing Consulting Services for InforMax shall be bound by the Confidential Information Agreement, and Dr. Titomirov hereby accepts full responsibility and liability for such persons' violation of any of the terms thereof. Dr. Titomirov acknowledges and agrees that the covenants made by him in the Confidential Information Agreement shall survive termination and/or expiration of this Agreement and the Consulting Period, and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Dr. Titomirov against InforMax, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by InforMax of such covenants. In all other respects, this Agreement and the Confidential Information Agreement are to be treated as one agreement, for all purposes including but not limited to purposes of enforcement, resolution of disputes, governing law, and consent to jurisdiction.

                12. Return of Proprietary Information. Dr. Titomirov represents that, pursuant to Section 1(c) of the June 1999 Confidentiality Agreement, he has returned to InforMax all documents and other tangibles that InforMax has requested he return and/or that he does not expect to use to perform the Consulting Services, including but not limited to diskettes and other electronic or storage media, that contain InforMax confidential and/or proprietary information, as defined in Section 1 of that Agreement.

                13. Non-Disparagement. Dr. Titomirov expressly agrees that he will not make any knowingly false, disparaging, or derogatory comments, in public or in private, about InforMax, et al., about the business affairs or financial condition of InforMax, et al., or about any employee, director or officer of InforMax, et al. InforMax agrees that its officers and directors shall not make any knowingly false, disparaging, or derogatory comments concerning Dr. Titomirov to any third parties.

                14. Confidentiality. Except as provided herein, Dr. Titomirov and InforMax further agree that they will not provide any form of assistance, support, or information, including but not limited to documents, testimony, or written or oral statements, to any person that is asserting, investigating or intending to assert any claims against InforMax, et al. or Dr. Titomirov, et al. No provision of this Agreement shall be construed as prohibiting the provision of truthful and accurate information by Dr. Titomirov or InforMax in response to a subpoena issued by a court of competent jurisdiction. However, Dr. Titomirov agrees to notify InforMax, et al., and InforMax, et al., agrees to notify Dr. Titomirov, et al., promptly before complying with such a subpoena so that the parties may protect their interests, including moving to quash the subpoena.

                15. No Other Consideration. Dr. Titomirov affirms that the terms stated herein are the only consideration for signing this Agreement and that no

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other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement.

                16. Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

                17. Entire Agreement. This Agreement along with the June 1999 Confidentiality Agreement and the Confidential Information Agreement executed simultaneously with this Agreement contain and constitute the entire understanding and agreement on the matters set forth in such agreements between the parties, and supersede and cancel all previous negotiations, agreements, commitments, and writings in connection herewith. If a conflict or inconsistency is found between the terms of any of these agreements, the terms of the later executed agreement shall prevail. Without limiting the foregoing, InforMax agrees that any non-competition and non-solicitation or other continuing obligations Dr. Titomirov has under the June 1999 Confidentiality Agreement is limited to the extent, if any, that they are broader or of greater duration than obligations set forth in this Agreement and/or the Confidential Information Agreement.

                18. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

                19. Enforcement. Dr. Titomirov agrees that the restrictions contained in this Agreement, the June 1999 Confidentiality Agreement and the Confidential Information Agreement executed simultaneously with this Agreement (collectively "Agreements") are reasonable and necessary to protect the business of InforMax and that any violation of his obligations under these Agreements would cause InforMax substantial irreparable injury. Accordingly, Dr. Titomirov agrees that a remedy at law for any breach of the obligations in these Agreements would be inadequate and that InforMax, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such obligations and to prevent a breach or threatened breach of these Agreements without the necessity of posting bond or security, which he expressly waives. Dr. Titomirov agrees to provide InforMax a full accounting of all proceeds and profits received by him as a result of a breach of these Agreements. Unless prohibited by law, InforMax shall have the right to retain any amounts otherwise payable by InforMax to him to satisfy any damages awarded as a result of any breach of these Agreements. InforMax shall also have the right to immediately terminate any payments due to Dr. Titomirov under this Agreement in the event of a material breach of any of the Agreements. He agrees that each of his obligations specified in these Agreements is a separate and independent covenant that shall survive termination of the Consulting Period for any reason.

                20. Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision.

                21. Assignability. InforMax may, without the consent of Dr. Titomirov, assign its rights and obligations under this Agreement to any successor entity.

                22. Choice of Law and Forum Selection. The terms of this Agreement shall be governed by the laws of the State of Maryland. Dr. Titomirov and InforMax agree and submit to the exclusive jurisdiction of any court in the State of Maryland where there is proper venue or any federal court sitting in Maryland, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such Maryland or Federal Court. Dr. Titomirov and InforMax understand and agree that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein shall be within the exclusive jurisdiction of the State of Maryland or any federal court sitting in Maryland.

                23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                24. Revocation Period. Dr. Titomirov acknowledges that he has the opportunity of twenty-one (21) days to consider this Separation Agreement, General Release of All Claims and Consulting Agreement and that he has been encouraged by InforMax to consult with legal counsel. The parties recognize that Dr. Titomirov may elect to sign this Agreement prior to the expiration of the twenty-one (21) day consideration period specified above, and Dr. Titomirov agrees that if he elects to do so he shall manifest such election by signing Attachment B hereto. Further, he understands that for a period of seven (7) days following execution of this Agreement, he has the right to revoke it, including his waiver of claims under the ADEA, a federal statute that prohibits employers from discriminating against its employees who are at least 40 years of age ("Revocation Period"). He agrees that if he elects to revoke this Agreement within this seven (7) day period, he must inform InforMax by delivering a written notice of revocation to InforMax no later than 5:00 p.m. on the seventh calendar day after he signs the release. Such notice must be delivered to Kim Durazo, InforMax, Inc., 7600 Wisconsin Avenue, Suite #1100, Bethesda, MD 20814. Dr. Titomirov agrees that if he elects to exercise this revocation right, this Agreement shall, unless otherwise mutually agreed in writing, be completely void and Dr. Titomirov shall not be entitled to receive the benefits described in this Agreement.

                25. Indemnification. Dr. Titomirov shall have those rights to indemnification in his capacity as a former officer and a director set forth in Section 6.1 of the InforMax, Inc. ByLaws in effect at the time of the execution of this Agreement and the Board has further determined that he shall be indemnified thereunder for any acts or omissions during the Consulting Period pursuant to that Section 6.1 without regard to whether he is then a director or officer.

                26. Duly Authorized. The execution, delivery, and performance by InforMax of this Agreement, including the Confidential Information Agreement, and the releases given hereunder, have been duly authorized by all necessary corporate action. This Agreement and the Confidential Information Agreement have been duly executed and delivered by InforMax and Dr. Titomirov and constitute valid and legally binding obligations of InforMax and Dr. Titomirov enforceable in accordance with their respective terms.

                27. Acknowledgements. Dr. Titomirov has fully discussed the terms of this Agreement with the counsel of his choosing and has fully reviewed with counsel any potential claims against InforMax, et al. BASED UPON DISCUSSIONS WITH COUNSEL OF HIS CHOICE, DR. TITOMIROV HEREBY ACKNOWLEDGES THAT HE UNDERSTANDS THE TERMS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

                DR. TITOMIROV FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE, INCLUDING THE RELEASE OF ALL CLAIMS, THAT HE HAS HAD THE OPPORTUNITY TO FULLY DISCUSS IT WITH COUNSEL, THAT HE KNOWS THE CONTENTS OF THIS AGREEMENT, THAT HE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, AND THAT HE UNDERSTANDS THAT HE HAS THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS OF THE DATE HE SIGNS IT, AFTER WHICH IT BECOMES FULLY ENFORCEABLE.

                DR. TITOMIROV FURTHER ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY AND WITHOUT COERCION. DR. TITOMIROV FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND SIGNS THE SAME AS HIS OWN FREE ACT.

                            [SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement, General Release of All Claims and Consulting Agreement by their signatures below:

DR. TITOMIROV                               INFORMAX, INC.


/S/ Dr. Alexander Titomirov                 /S/ John M. Green
---------------------------                 ------------------------------------
                                            By:  John M. Green
                                            Title: EVP, Finance & Administration
Date: October 17, 2001                      Date: October 17, 2001


WITNESS:                                    WITNESS:


/S/ Illegible                               /S/ Illegible
-----------------------------               ------------------------------------




                                            We hereby agree to the termination
                                            of the August 2000 Letter Agreement
                                            between Dr. Titomirov and InforMax,
                                            Inc.

                                            AMERSHAM PHARMACIA BIOTECH, INC.

                                            /s/ Andrew Whiteley
                                            ------------------------------------
                                            By: Andrew Whiteley
                                            Title: VP, Bioinformatics
                                            Date: October 17, 2001

                                                                    ATTACHMENT A

                    ANNOUNCEMENT OF RESIGNATION FROM POSITION
                           AS CHIEF EXECUTIVE OFFICER

                                                                    ATTACHMENT B

                   ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
                       TWENTY-ONE DAY CONSIDERATION PERIOD

                I, Alexander Titomirov, Ph.D., understand that I have at least twenty-one (21) days within which to consider and execute the foregoing Separation Agreement, General Release of All Claims and Consulting Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Agreement before the twenty-one (21) day period has expired.


10/17/2001                                           /S/ Dr. Alexander Titomirov
----------                                           ---------------------------
Date                                                 Dr. Titomirov

                                                                    ATTACHMENT C

                         AGREEMENT ON IDEAS, INVENTIONS,
               CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS

        THIS AGREEMENT is entered into between INFORMAX, INC. ("the Company") and me, the undersigned, an independent contractor serving as a consultant to the Company pursuant to a specific Separation Agreement, General Release of All Claims and Consulting Agreement ("Separation and Consulting Agreement") signed simultaneously with this Agreement on Ideas, Inventions, Confidential Information and Restrictive Covenants ("Confidential Information Agreement"). The Company now has and expects to develop confidential and proprietary materials and highly sensitive information of immeasurable value which I recognize must be carefully protected for the Company to be successful. I acknowledge that I have been and will continue to be granted access to such information from the Effective Date of Termination of my employment until three
(3) years thereafter ("Consulting Period"), during which time I will be providing the consulting services to the Company specified in the Separation and Consulting Agreement Section 3 ("Consulting Services"). I further recognize and acknowledge that the Company would not have retained my services as a consultant but for my commitment to the agreements and covenants contained in this Agreement on Ideas, Inventions, Confidential Information and Restrictive Covenants. Accordingly, in consideration of my retention by the Company, the sufficiency of which I expressly acknowledge, the Company and I, intending to be legally bound, agree as follows:

        1.      COMPANY CONFIDENTIAL MATERIALS AND INFORMATION

        1.1. The following materials and information, and all physical embodiments of such material and information, whether having existed, now existing, or to be developed or created during the Consulting Period by the Company (herein referred to collectively as the "Company Confidential Information") are covered by this Agreement: (a) All information to which the Company gave me access, all information disclosed to me by the Company, and all information developed for the Company by me, alone or with others, that directly or indirectly relates to the business, products, services and/or licensing that the Company engages in, plans to engage in, or contemplates engaging in, the way Company conducts its business and markets its products and services, and/or customers and/or prospective customers; (b) any additional information which is not generally known to the public or within the industry or trade areas in which Company competes which gives the Company any advantage over its competitors; and
(c) any information that is confidential and proprietary to a third party that the Company has and in the future will receive from such third party subject to the Company's duty to maintain the confidentiality of such information and to use it for certain limited purposes. This information includes but is not limited to research, development, production, creation, sale and/or licensing of products and services, processes, techniques, marketing plans or strategies, designs, technical data, drawings, notes, memoranda, software, hardware, communications, computer programs and codes, works of authorship, internal business procedures, business strategies, customer data, pricing practices, quotes, bids, schematics, slides, agreements, financial data, financial or investment plans or strategies, management plans or strategies, licensing techniques and practices, supplier, subcontractor and prime contractor names and contracts and other vendor or supplier information, customer information and requirements, prospective customer information and requirements, computer security controls, employee data, and other proprietary products or services, whether existing or in any stage of research, creation, development or production, in addition to any other written or machine-readable expressions of such information as are fixed in any tangible media.

        1.2. Trade Secrets. I agree that the Company Confidential Information identified in paragraph 1.1, other than information provided by third parties, constitutes Company trade secrets.

        2. GENERAL KNOWLEDGE. The general skills, knowledge and experience gained during the Consulting Period with Company, and information publicly available or generally known within the industry or trade areas in which the Company competes, are not considered Company Confidential Information.

        3. CONSULTANT'S OBLIGATIONS. I acknowledge and agree that Company Confidential Information is the exclusive property of the Company and that, during the term of the Consulting Period I will have access to Company Confidential Information and will occupy a position of trust and confidence with respect to the Company's affairs and business. I hereby acknowledge and agree: that my services to the Company will be special and unique; that the interests afforded protection by this Confidential Information Agreement are Company's legitimate business interests, deserving of protection, including protection of trade secrets, customer relationships and goodwill; that the Company's products and services can be developed and marketed worldwide, and therefore, the protection afforded the Company must likewise be worldwide; that the Company would not have entered into its consulting relationship with me without my execution of this Confidential Information Agreement; and that my obligations under this Section 3 shall continue after termination of the Consulting Period for any reason. Both during and after the term of the Consulting Period, I agree to take the following steps to preserve the confidential and proprietary nature of Company Confidential Information and to preserve the Company's goodwill:

        3.1. Non-Disclosure. I will not use, disclose or transfer any Company Confidential Information other than as authorized by the Company within the scope of my duties with the Company, and will not use in any way other than in the Company's business any Company Confidential Information, nor will I accept any professional engagement or employment that likely will result in the use or disclosure, even if inadvertent, of Company Confidential Information. I understand that this non-disclosure obligation applies even with respect to employees of the Company and other consultants retained by the Company, except where such disclosure is made in the course of the performance of my consulting duties. I understand that I am not allowed to sell, license or otherwise exploit any products (including software in any form) which embody or otherwise exploit in whole or in part any Company Confidential Information.

        3.2. Preservation, Removal and Return of Information. I agree to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. I acknowledge and agree that all Company Confidential Information, whether prepared by me or otherwise coming into my possession while I am performing services for the Company, shall remain the exclusive property of Company. I agree that during my Consulting Period with the Company and thereafter, I will not use, disclose, transfer, or remove from the Company's premises any Company Confidential Information other than as authorized by the Company. I agree to return to the Company all Company Confidential Information and copies thereof, in whatever form, at any time upon the request of the Company, and at the time of the termination of my Consulting Services for any reason. I agree not to retain any copies of any Company Confidential Information and Company-owned materials after the termination of the Consulting Period for any reason whatsoever.

        3.3. Additional Covenants. I acknowledge the highly competitive nature of the industry in which the Company is involved, and I acknowledge that the agreements and covenants contained in this Section 3 are reasonable and are necessary to protect the Company's interests. I further acknowledge that this Agreement does not restrict my ability to be gainfully employed, and I acknowledge that the geographic boundaries, scope of prohibited activities, and time duration of this subsection 3.3 are reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company. I agree not to raise any objection to the reasonableness of this subsection 3.3 in any action or proceeding to enforce the terms of this Agreement. In order to induce the Company to enter into a consulting relationship with me, I covenant and agree that during the Consulting Period and for twelve (12) months following the later of the termination of the Consulting Period for any reason or my termination as a member of the Company's Board of Directors (but in no event beyond the fourth anniversary of the date of this Agreement):

                (a) without Company's written express consent, I will not directly or indirectly solicit (other than on behalf of the Company) business or contracts for any products or services competitive with the Company's Business of the type provided, developed or under development by the Company while I was providing services, from or with (1) any person or entity which I have knowledge was a customer of the Company for such products or services as of, or within one year prior to the date of termination of the Consulting Period, or (2) any prospective customer which I am aware the Company was soliciting as of, or within one year prior to such termination; I will not directly or indirectly contract with any such customer or prospective customer, for any product or service competitive with the Company's Business of the type provided, developed or which was under development by the Company during the Consulting Period; and I will not knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Consulting Period, including but not limited to relationships with customers, prospective customers, contractors, vendors, service providers, and suppliers; and

                (b) I will not directly or indirectly solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any of the Company's employees or individuals providing consulting services, or any individuals who were employed by or were providing any consulting services to the Company within twelve (12) months before the termination of the Consulting Period (excluding, for all purposes under this subsection (b), (i) individuals employed by entities providing consulting services that employ five or more employees and (ii) any individuals who are consultants providing legal, accounting, or other similar professional services not primarily related to the Company's Business); and

                (c) To prevent the misuse, misappropriation, or unauthorized disclosure of Company's trade secrets, including Company Confidential Information, and to protect the goodwill of Company, I will not, without Company's express written consent, directly or indirectly, individually or as an officer, director, employee, shareholder (except if as a shareholder of less than 2% of a publicly traded company), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business or contemplated business that is competitive with the "Company's Business." "Company's Business" is the research, development, manufacture, sale and/or licensing of products and services related to bioinformatic (including pharma-informatic, cheminformatic and proteomics) software tools and related hardware and software; provided, however, that the parties agree that Pluvita Corporation and Stemron Corporation in the businesses in which they are currently engaged are not competitive with InforMax for the purpose of this Confidential Information Agreement or the June 1999 Confidentiality Agreement; provided further that I may be employed in or provide services to a division or subsidiary of an entity that may have another division or subsidiary that is competitive with the Company's Business so long as my activities do not relate in any way to the competing division or subsidiary; and provided, further that I may engage in activities with respect to investment in, management of, or association with venture capital or investment funds, partnerships, or limited liability companies so long as I do not assist or advise such funds, directly or indirectly, in connection with the funding of any business competitive with the Company's Business.

                        Subject to and limited by the foregoing sentence, I agree that the Company's Business will also include any other businesses that InforMax engages in or, after the date of this Agreement, develops plans to engage in (so long as I am given reasonable advance written notice, after the date of this Agreement, of such plans so that I may exercise my right to resign as a member of the Board of Directors) while I remain a member of the Company's Board of Directors.

                        InforMax acknowledges that many companies use bioinformatics and pharma-informatics as a tool to providing services and expressly agrees that the presence of a bioinformatics or pharma-informatics component (through which such other company does not seek to derive revenue from sales to the public) to an entity's primary business or operations does not, by itself, raise a presumption that such company is competitive with the Company's Business.

        3.4. The parties agree that if a Court of competent jurisdiction finds that any term of this Section 3 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Section shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. In addition, if a court or other enforcement body finds that any provision of this Agreement may not be enforced as written because of some public policy, I agree that such court or enforcement body shall modify and construe such provision to permit its enforcement to the maximum extent permitted by law.

        4. PRIOR PROPRIETARY INFORMATION. I agree not to bring onto the Company's premises, disclose to the Company, or use in the course of providing Consulting Services to the Company, any information or material relating to the business of any former employer, client, or of any other third party that is intended by that party not to be disclosed to the Company. I further agree that any information, materials, or products I develop for the Company will not in any way be based upon such information.

        5. IDEAS AND INVENTIONS. I agree that all drawings, designs, specifications, notes, improvements, discoveries, inventions, ideas, or other work developed by me and provided to the Company in the course of my performance of Consulting Services shall be works made for hire and shall be the exclusive property of the Company to use, publish and license in its discretion. The Company shall own all of the rights, including without limitation patents and copyrights, in, arising or derived from, or related to such material. In the event such material may not, by operation of law or otherwise, be a work made for hire, I further agree to convey, assign, and transfer all of my rights, title and interest in such materials to the Company, and agree to sign all documents necessary to effectuate such assignment, transfer and ownership and to assist with patent and all other applications and filings, prosecution and defense in such connection. I agree not to make any use of such materials for any purpose other than purposes directly related to the business of the Company without the express written consent of the Company. I further agree to disclose promptly and routinely to the Company all such materials covered by this Agreement, and I will, upon request, execute specific assignments and take any action necessary to enable the Company to secure patents, copyrights or otherwise secure its proprietary rights in such material.

        6.      WRITTEN MATERIALS

        6.1. Ownership. I acknowledge and agree that all writings, including without limitation, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals of any kind produced by me in the course of performance of Consulting Services under the Consulting Agreement shall be made for hire and shall be the property of the Company (unless such works are in the public domain under the Federal Procurement Regulations), including without limitation any copyrights on those writings. In the event any such writing may not, by operation of law or otherwise, be a work made for hire, I hereby assign to the Company the ownership of copyright in such works, whether published or unpublished. I further agree upon request to execute such specific assignments or instruments and take any action necessary to enable the Company to secure its copyright rights in such works.

        6.2. Moral Rights. I understand that the term "moral rights" means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right." I forever hereby waive and agree never to assert any moral rights I may have in any copyrightable work that is assigned to the Company as a result of Section 6.1 hereof.

        7. PUBLICATIONS. I agree not to submit any writing for publication or deliver any speech that contains any information relating to the business of the Company, unless I receive advance written authorization from an authorized representative of the Company.

        8. CONFLICTING OBLIGATIONS AND RIGHTS. I agree to inform the Company of any apparent conflicts between my work for the Company and (a) any obligations I may have to preserve the confidentiality of another's proprietary information or materials or (b) any rights I claim to any inventions or ideas before using the same on the Company's behalf. Otherwise, the Company may conclude that no such conflict exists and I agree thereafter to make no such claim against the Company. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

        9. ENFORCEMENT. I acknowledge that in the event of the unauthorized use or disclosure of any of Company Confidential Information or materials by me, or any breach of this Confidential Information Agreement, the Company's business interests will be irreparably injured, the full extent of the Company's damages will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce this Confidential Information Agreement and prevent a breach or threatened breach of such Agreement by a preliminary or permanent injunction or other equitable relief, without the necessity of posting bond or security, which I expressly waive. I understand that the Company may waive some of the requirements expressed in this Confidential Information Agreement, but that such a waiver to be effective must be made in writing by the Company's Chief Executive Officer and should not in any way be deemed a waiver of the Company's right to enforce any other requirements or provisions of this Confidential Information Agreement. I agree that each of my obligations specified in this Confidential Information Agreement is a separate and independent covenant that shall survive any termination or expiration of this Confidential Information Agreement, of my Consulting Services, or of my membership on the Company's Board of Directors.

        10. CHOICE OF LAW AND FORUM SELECTION. The terms of this Confidential Information Agreement will be construed, enforced and governed by the laws of the State of Maryland without regard to conflict or choice of law rules. With regard to any claims, complaints or proceedings brought related to my obligations under this Confidential Information Agreement, at all times each party hereto (a) irrevocably submits to the exclusive jurisdiction of any Maryland court or Federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to this Confidential Information Agreement or the transactions contemplated hereby; (b) to the extent permitted by law irrevocably consents to the service of any and all process in any such proceeding by the mailing of copies of legal process to such party at the address specified at the end of such Agreement; and (c) to the extent permitted by law irrevocably waives any objection such party may have to the laying of venue or the convenience of the forum for any such proceeding in any of such courts. Nothing herein shall affect the right of any party to serve process in any manner permitted by law.

        11. GENERAL TERMS. This Confidential Information Agreement and the Separation and Consulting Agreement, along with the June 1999 Confidentiality Agreement contain and constitute the entire understanding and agreement between the Company and me with regard to their subject matter, superseding any prior oral or written, express or implied negotiations and agreements. If a conflict or inconsistency is found between the terms of any of these agreements, the terms of the later executed agreement shall prevail. This Agreement is binding upon my heirs, executors, administrators, and other legal representatives and inures to the benefit of the Company, its successors, assigns, and designees. The Agreement may not be changed in any respect except by a written agreement signed by me and an authorized officer or director of the Company. The delay or omission by the Company or me in exercising its/my rights under this Agreement, or the failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party, shall not be deemed a waiver of any terms, covenants or conditions of this Agreement, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all times or any other time. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. If any provision of the agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

        By my signature below, I acknowledge that I have reviewed this agreement carefully and understand that the covenants and obligations it contains are binding on me.



                                                   /S/ Alexander Titomirov, Ph.D
                                                   -----------------------------
                                                   Alexander Titomirov, Ph.D.

                                                   Date Signed:10/17/2001
                                                               ----------


Accepted and agreed to on behalf of INFORMAX, INC.

By:/s/ John M. Green
       -------------------------------------
Name:          John M. Green
Title:         EVP, Finance & Administraton